On August 26, 2016 the shareholders of the Jacob Wisdom Fund (the "Wisdom Fund" or
"Predecessor Fund") approved an Agreement and Plan of Reorganization ("Reorganization
Plan"), which qualified as a tax-free exchange for federal income tax purposes, providing for the transfer of assets and the assumption of liabilities of the Predecessor Fund to the Small Cap
Growth Fund (the "Fund"). The Reorganization Plan provided for the acquisition by the Fund of all of the assets of the Predecessor Fund in exchange solely for the assumption of all of the liabilities of the Predecessor Fund and the issuance of shares of the Fund distributed pro rata by the
Predecessor Fund to its shareholders in complete liquidation and termination of the Predecessor
Fund. Investor Class shares of the Predecessor Fund were reorganized into Institutional Class shares of the Fund. Pursuant to the Reorganization Plan, each shareholder of the Predecessor
Fund received shares of the Fund equal in value to the shares the shareholder had immediately prior to the Reorganization. On August 29, 2016, the reorganization was completed and the
Predecessor Fund had $267,842 of unrealized appreciation on that date.

The following table illustrates the details of the Reorganization:

Wisdom Fund
Share Class
Wisdom
Fund Net
Assets
Small Cap
Growth Fund
Shares Issued
to
Shareholders
of Wisdom
Fund
 Small Cap
Growth
Fund Net
Assets
 Small Cap
Growth
Fund
Shares
 Small Cap
Growth
Fund Share
Class
Investor
$4,741,104
283,508
$7,203,670
430,761
Institutional
Institutional
-
-
4,964,339
299,804
Investor
                Total
$4,741,104
283,508
$12,168,009
730,565

Combined
Net Assets
Combined
 Shares
Tax Status
Of Transfer
$11,944,774
714,269
Non-taxable
4,964,339
299,804
-
$16,909,113
1,014,073

The components of net assets immediately before the acquisition were as follows:

Capital
Stock
Distribution
s in Excess
of Net
Investment
Income
Accumulated
Net Realized
Gain (Loss)
on
Investments
Net
Unrealized
Appreciation/
Depreciation
Net Assets
Wisdom Fund
$4,165,521
$(91,838)
$399,579
$267,842
$4,741,104
Small Cap Growth Fund
18,709,785
(634,859)
(6,104,312)
197,395
12,168,009

$22,875,306
$(726,697)
$(5,704,733)
$465,237
$16,909,113

Assuming the acquisition of the Wisdom Fund had been completed on September 1, 2015, the combined Funds' pro forma results in the Statement of Operations during the fiscal year ended August
31, 2016 were as follows:

Net investment income (loss)................................................................$(334,237)*
Net realized and unrealized gain (loss) on investments................................$(1,747,740)**
Net decrease in net assets resulting from operations...................................$(2,081,977)

*$(262,063) as reported in the Small Cap Growth Fund Statement of Operations, plus $(72,174)
Wisdom Fund pre-merger.
**$(1,918,563) as reported in the Small Cap Growth Fund Statement of Operations, plus $170,823
Wisdom Fund pre-merger.

Because the combined funds have been managed as a single integrated Fund since the acquisition was completed, it is not practicable to separate the amounts of income and expenses of Wisdom Fund that have been included in the Fund's Statement of Operations since August 26, 2016.